UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2023

THE DIXIE GROUP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road	Dalton	Georgia	30720
(Address of principal executive offices)			(Zip Code)

(706)	876-5800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $3 Par Value	DXYN	NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
On December 14, 2023, The Dixie Group, Inc. (the “Company”), acting by and through a wholly owned subsidiary,
TDG Adairsville, LLC, completed the sale and lease back of its warehousing facility located at 400 Princeton
Boulevard, Adairsville, Georgia. The Purchaser of the facility, Adairsville GA, LLC, is an affiliate of Cannon
Commercial, Inc. The Facility consists of 17 acres with one building totaling approximately 294,000 square feet.

The sale price for the Facility was $16,250,000. At closing, the Company’s existing loan from RGA Insurance, having a principal balance of $10,368,427, was assumed by the Purchaser.

Simultaneously with closing, a 10-year lease (including two options to extend for five years each) was entered into between the Purchaser and the Company’s wholly owned operating subsidiary, TDG Operations, LLC. The lease is on a net basis with annual base rent for the first five years of $1,495,660 and for the last five years of $1,585,400 (with no rent for months 13 and 25). Performance of the lease is guaranteed by the Company. Included within the lease is a right of first refusal for the Company to purchase the property on the terms of any bona fide third- party offer.

Simultaneously with closing, the Company issued a press release announcing the sale/leaseback noting that the transaction was expected to result in an after- tax gain to the Company in excess of $8 million, and that proceeds would be used to reduce debt.

Item 9.01 Financial Statements and Exhibits.
(c)    Exhibits
(99.1) Press Release dated December 15, 2023

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2023	THE DIXIE GROUP, INC.

By: /s/ Allen L. Danzey
Allen L. Danzey
Chief Financial Officer